Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement"), is made and entered into on November 11, 2022, by and among Lulu's Fashion Lounge, LLC, a Delaware limited liability company (the "Company"), Lulu's Fashion Lounge Holdings, Inc., a Delaware corporation and indirect parent of the Company ("Parent") and David W. McCreight ("Executive"). This Agreement shall become effective as of the Effective Date (as hereinafter defined).

WHEREAS, the Company desires to employ Executive as its Executive Chairman of the Board of Directors, on the terms and conditions set forth herein, commencing on March 6, 2023 (such actual date employment commences, the "Effective Date");

WHEREAS, effective on the day immediately prior to the Effective Date, except as provided in this Agreement, the Executive and the Company desire to terminate Executive's existing Employment Agreement, dated April 15, 2021 (the "2021 Agreement"); and

WHEREAS, Executive desires to be employed by the Company as its Executive Chairman of the Board of Directors on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the adequacy of all of which consideration is hereby acknowledged, the parties hereby agree as follows:

1. EMPLOYMENT

1.1 Agreement and Term. Executive's employment and the term of this Agreement (the "Term") shall commence on the Effective Date and end on the first anniversary of the Effective Date ("Initial Term"), subject to earlier termination as provided in Section 3; provided, that, on the date immediately following the last day of the Initial Term (an "Extension Date"), the Term shall be automatically extended for one additional six-month period (the "Extension Term") unless the majority of the Company's Board of Directors (excluding the "Executive Chairman") or Executive has provided the other party hereto at least 60 days prior written notice before the Extension Date that the Term shall not be so extended.

1.2 Position and Duties; Work Location.

(a)            During the Term, Executive shall serve as the Executive Chairman of the Board of Directors of the Company and Parent and shall report directly to the Board of Directors of Parent (the "Board of Directors"). In such position, Executive shall have such duties, responsibilities and authorities as are customarily associated with such position for an officer with the same title at a similar company and shall perform such other duties, commensurate with Executive's position, as requested by the Board of Directors. Each member of the Board of Directors, including Executive in his capacity as a member of the Board of Directors, shall have one vote. For purposes of this Agreement, the term "Company" shall include Parent and each of its subsidiaries, including the Company, unless the context clearly indicates otherwise.

(b)            Executive's principal work location shall be remote, and Executive understands and agrees that Executive may be required to travel if reasonably necessary to perform his duties and responsibilities hereunder; provided, that, he shall conduct quarterly visits to the Company's HQ for regular working sessions with the team. However, to the extent Executive determines, after reasonable consultation with the Board of Directors, that Executive is unable or unwilling to travel due to health and/or safety concerns implicated by such travel, such travel shall not be required. Moreover, additional duties include but not limited to:

a.	Manage and provide guidance during the new CEO transition as needed and/or requested;

b.	Conduct separate weekly calls with the CEO and up to two (2) direct reports to the CEO to maintain business continuity;

c.	Lead recruitment of additional independent directors and assist in searches for CEO direct reports;

d.	Lead development of the Board agenda in consultation with the CEO;

e.	Participate in all quarterly earning calls, investor meetings, and non-deal road shows, and/or road shows for offerings; and

f.	Drive meaningful progress on the Company's Environmental, Social, and Governance (ESG) initiatives.

In connection with the foregoing, and irrespective of geographic considerations, Executive agrees that he shall carry out his duties and responsibilities hereunder at all times in compliance with the Company's policies and procedures that apply to any status, title or position that Executive holds, as the same may be in effect from time to time.

1.3 Outside Activities. During the Term, Executive shall use his best efforts and faithfully execute Executive's duties, as outlined in Section 1.2 of this Agreement. During the Term, Executive agrees to promptly bring to the attention of the Board of Directors and review with the Board of Directors any new employment, consulting or director engagements, except for those engagements or director positions previously disclosed and outlined in Appendix A hereto.

2. COMPENSATION AND BENEFITS; EXPENSES

2.1 Salary. During the Initial Term, "Base Salary" means the Company shall compensate and pay Executive for his services at a rate equivalent to $500,000 per year, less payroll deductions and all required tax withholdings, which salary shall be payable in accordance with the Company's customary payroll practices applicable to its executives. During the Extension Term (if any), "Base Salary" means the Company shall compensate and pay Executive for his services at a rate equivalent to $250,000 for the Extension Term, less payroll deductions and all required tax withholdings, which salary shall be payable in accordance with the Company's customary payroll practices applicable to its executives.

2.2 Employee Benefits; Vacation. During the Term of this Agreement, Executive shall be entitled to participate in the employee benefit plans and programs made available to the senior leadership team of the Company. The terms and conditions of Executive's participation in any employee benefit plan or program shall be subject to the terms and conditions of such plan or program, as may be amended or modified by the Company from time to time. Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or program in accordance with the terms thereof.

2.3 Restricted Stock Unit Grant. Effective as of the Effective Date, Executive will be granted Restricted Stock Units ("RSUs") as described and pursuant to the terms and requirements of Lulu's Fashion Lounge Holdings, Inc. Omnibus Equity Plan (as may be amended from time to time) (the "Plan") and Restricted Stock Unit Award Agreement ("RSU Agreement"), with the number of RSUs determined by the Company (calculated based on the volume-weighted average price for the Effective Date plus the nine days following the Effective Date), and approved by the Compensation Committee, with a grant date value equaling $2.0 million ("RSU Award"). Subject to the terms of the RSU Agreement and the Plan, and provided that Executive has not incurred a Termination of Service (as defined under the Plan), the RSU Award will vest 25% on the date immediately following the last day of each calendar quarter following the Effective Date. Effective on the Extension Term (if any), Executive will be granted an additional award of RSUs, with a grant date value equaling $1.0 million, with the number of RSUs determined by the Company (calculated based on the volume-weighted average price for the ten days preceding the commencement of the Extension Term), and approved by the Compensation Committee and subject to the terms of the Plan and the RSU Agreement ("Additional RSU Award"). Subject to the terms of the RSU Agreement and the Plan, and provided that Executive has not incurred a Termination of Service (as defined under the Plan), the Additional RSU Award will vest 50% on the date immediately following each calendar quarter that occurs following the beginning of the Extension Term. In the event of a Change in Control (as defined under the Plan), the RSU Award and any Additional RSU Award, including any unvested portion of such RSU Award or any Additional RSU Award, will be 100% vested on such Change in Control.

2.4 Business Expenses. The Company shall reimburse Executive for reasonable out-of-pocket fees and expenses incurred by Executive in the performance of Executive's duties to the Company, including, but not limited to, reasonable travel expenses, including first-class, round-trip commercial airfare, hotel accommodations, car rental or vehicle transportation, and meals, which expenses shall be subject to such reasonable documentation requirements as may be established or required pursuant to the Company's policies as in effect from time to time.

2.5 Survival of 2021 Agreement Terms. For the avoidance of doubt, any bonus under Section 2.2 of the 2021 Agreement or equity granted to and in effect for Executive under Section 2.4 of the 2021 Agreement prior to the Effective Date, pursuant to the terms of the 2021 Agreement, the Plan and any equity award agreement, as applicable, shall remain in effect and shall be payable in accordance with their respective terms. Further, for the avoidance of doubt, the parties hereto agree that the termination of the 2021 Agreement shall not be treated as a non-renewal of the "Term" (as defined under the 2021 Agreement") by the Executive and shall not be treated as a forfeiture event for the Annual Bonus (as defined under the 2021 Agreement) under Section 2.2 of the 2021 Agreement. Any other equity, bonus awards or other benefits or payments referenced in the 2021 Agreement that have not been granted or are not yet effective as of the Effective Date shall be treated as forfeited and no longer in effect.

3. TERMINATION AND CHANGE IN CONTROL.

3.1 Notice of Termination. With the exception of termination of Executive's employment due to Executive's death, any purported termination of Executive's employment by the Company for any reason, including without limitation for Cause or Disability, or by Executive for any reason, shall be communicated by a written Notice of Termination (as defined below) to the other party. For purposes of this Agreement, "Notice of Termination" means a dated notice that: (i) indicates the specific termination provision in this Agreement relied upon; (ii) is given in the manner specified in Section 5.2; and (iii) specifies a Termination Date, which may be the date of the notice, and "Termination Date" means the date specified in the Notice of Termination; provided that in the event of a termination by Executive without Good Reason (as defined below), the Termination Date shall not be less than sixty (60) days after such notice, unless otherwise agreed to by the parties. For the avoidance of doubt, the Term shall end on the Termination Date.

3.2 Termination Due to Death or Disability. If Executive's employment and the Term is terminated by reason of Executive's death or Disability, Executive or his estate shall be entitled to receive: (i) Executive's earned but unpaid Base Salary through the Termination Date; (ii) an amount for reimbursement, paid within 30 days following submission by Executive (or if applicable, Executive's estate) to the Company of appropriate supporting documentation for any unreimbursed reasonable business expenses properly incurred prior to the Termination Date by Executive pursuant to Section 2.4 and in accordance with Company policy; and (iii) such employee benefits, if any, to which Executive (or, if applicable, Executive's estate) or his dependents may be entitled under the employee benefit plans or programs of the Company, paid in accordance with the terms of the applicable plans or programs (the amounts described in clauses (i) through (iii) hereof being referred to collectively as the "Accrued Rights"). For purposes of this Agreement, "Disability" means Executive is unable to perform the essential functions of his position with substantially the same level of quality as immediately prior to such incapacity by reason of any medically determinable physical or mental impairment which has lasted or can reasonably be expected to last for a period of 90 or more consecutive days or 120 days during any consecutive six-month period, as determined by a physician to be selected by the Company and approved by Executive, such approval not to be unreasonably delayed or withheld.

3.3 Termination or Non-Renewal by Executive Other Than for Good Reason. In the event Executive terminates his employment and the Term, including not renewing the Term pursuant to Section 1.1, Executive shall be entitled to receive the Accrued Rights.

3.4 Termination by the Company for Cause. In the event the Company terminates his employment and the Term for Cause, Executive shall be entitled to receive the Accrued Rights.

3.5 Termination by the Company without Cause or by Executive for Good Reason. If Executive's employment is terminated by the Company without Cause (other than due to death or Disability) or by Executive for Good Reason, then, subject to Executive's continued compliance with this Agreement and Executive's execution, delivery and non-revocation of a fully effective release of all claims against the Company in substantially the form attached as Appendix B hereto (the "Release") within the 40-day period following the date of the termination of Executive's employment (the "Release Requirement"), Executive shall be entitled to the following severance benefits, in addition to the Accrued Rights:

(a)            an aggregate amount equal to Executive's then-current annual Base Salary, payable in a lump sum within 30 days following satisfaction by Executive of the Release Requirement;

(b)            subject to Executive timely electing COBRA (as defined below) coverage, the Company shall reimburse Executive for Executive's monthly COBRA premiums for a period of 12 months after the Termination Date; and

(c)            100% vesting of any unvested RSU Award or Additional RSU Award that has been granted pursuant to Section 2.3 of this Agreement.

For purposes of this Agreement, "Cause" shall mean: (i) the material failure by Executive to reasonably and substantially perform Executive's duties under this Agreement (other than as a result of physical or mental illness or injury) or to comply with a lawful directive or order of the Board that has continued after the Company has provided written notice of such failure and the Executive has not cured such failure within twenty (20) business days after the date of such written notice; (ii) willful misconduct or gross negligence in the performance of his duties; (iii) breach of fiduciary duty or duty of loyalty to any member of the Company ; (iv) engagement in fraud, embezzlement, or any other act of material dishonesty; (v) commission of any felony or other serious crime involving moral turpitude; (vi) material breach of the Executive's obligations under any agreement between the Executive and any member of the Company, which, if such breach is reasonably susceptible to cure, has continued after the Company has provided written notice of such breach and the Executive has not cured such failure within 30 days after the date of such written notice; (vii) material breach of the Company's material written policies or procedures (other than policies related to sexual harassment, sexual misconduct, or sex-based discrimination) after the Company has provided written notice of such breach and the Executive has not cured such breach (if curable) within 30 days after the date of such written notice, or (viii) conduct that constitutes sexual harassment, sexual misconduct, or sex-based discrimination. Notwithstanding the foregoing, "Cause" shall not include failure by Executive to travel or engage in in-person interactions to the extent such failure to travel or meet is due to health and safety issues and/or the Executive's agreed travel limits described in Section 1.2(b)

For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following without Executive's consent during the Term: (i) any reduction of or failure to pay Executive's Base Salary in accordance with Sections 2.1 above, (ii) a material decrease in Executive's Base Salary (other than as part of an across-the-board base salary reduction of 10% or less applicable to all similarly-situated employees of the Company), (iii) a material diminution in the Executive's title, reporting structure, duties, authorities, or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law), (iv) a material breach by the Company of the material terms of this Agreement, (v) requiring Executive to relocate to California or some other geographical location more than 45 miles from his current residence, or (vi) requiring Executive to materially increase the number of business travel days as described in Section 1.2(b). Good Reason shall not occur unless Executive provides a detailed written notice to the Company of any fact or circumstance believed by Executive to constitute Good Reason within 30 days following the occurrence of such fact or circumstance, the Company is given at least 30 days to cure such fact or circumstance, and Executive terminates his employment immediately following such 30-day cure period in the event the Company fails to cure such fact or circumstance.

3.6 Change in Control Payment. Provided that Executive has not previously incurred a Termination of Service (as defined under the Plan), at the time of a Change in Control (as defined under the Plan), Executive will receive a cash payment equal to the remaining unpaid Base Salary for the Initial Term or Extension Term (as applicable) in which such Change in Control occurs (the "Change in Control Payment"). Any Change in Control Payment will be paid in a single lump sum within 30 days of such Change in Control, less all applicable taxes and withholdings.

3.7 No Other Benefits Upon Termination. Except as provided in the applicable subsection of this Section 3 or in Section 2.2 hereof, and except for any vested benefits under any tax qualified retirement plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Code and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as "COBRA"), the Company shall have no additional obligations upon the termination of Executive's employment with the Company.

3.8 Cooperation with Company after Termination of Employment. Following termination of Executive's employment for any reason, Executive shall reasonably cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company including, but not limited to, the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. The Company shall reimburse Executive for any reasonable out-of-pocket expenses he incurs in performing any work on behalf of the Company following the Termination Date.

4. NON-SOLICITATION & NON-COMPETITION

4.1 Non-Solicit; Non-compete.

(a)            Executive agrees that he shall not, directly or indirectly, during the Term and for the 24-month period following the Termination Date, (i) solicit or hire or engage or attempt to solicit or hire or engage, as applicable, any employee or individual who was an employee within the six-month period immediately prior thereto to terminate or otherwise alter his or her employment with the Company or (ii) solicit or encourage any independent contractor providing services to the Company to terminate or alter in a manner adverse to the Company such independent contractor's relationship with the Company.

(b)            Executive further agrees that he shall not, directly or indirectly, during the Term and for the 12-month period following the Termination Date, (i) become an employee, director, or independent contractor, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, or a consultant to, or perform any services for, any Person that offers products that are directly and materially competitive with the Company's offerings (any such Person, or any other Person that competes with any member of the Company, a "Competing Business") or (ii) solicit or engage or attempt to solicit or engage, as applicable, any current or prospective vendor or supplier of the Company in connection with a Competing Business or to terminate or alter in a manner adverse to the Company such vendor or supplier's relationship with the Company.

(c)            For purposes of this Article 4, "Person" shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

4.2 Non-Disparagement. During the Term and thereafter, Executive agrees that he will not, at any time, make or encourage others to make, directly or indirectly, any oral or written statements that are disparaging or defamatory of the Company, its products, services, customers or suppliers, or any of its present or former officers, directors or employees. Additionally, the Company agrees that its officers and members of the Board of Directors will not, at any time, make or encourage others to make, directly or indirectly, any oral or written statements that are disparaging or defamatory of Executive. Notwithstanding the foregoing, this Section 4.2 shall not preclude Executive or the Company from making any truthful statement as expressly provided by Section 4.3 or (i) to the extent required or protected by law, subpoena, court order or legal process, (ii) to a government agency or other governmental or regulatory authority, (iii) in the course of any legal, arbitral or regulatory proceeding or (iv) in connection with an internal investigation by the Company regarding unlawful acts in the workplace.

4.3 Confidential Information. Executive acknowledges and agrees that all information regarding the Company or the activity of any member of the Company that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company, including without limitation information about the customers, business connections, customer lists, procedures, operations, trade secrets, techniques and other aspects of and information about the business of the Company (the "Confidential Information") is established at great expense and protected as confidential information and provides the Company with a substantial competitive advantage in conducting its business. Executive further acknowledges and agrees that by virtue of his employment with the Company, he will have access to, and will be entrusted with Confidential Information, and that the Company would suffer great loss and injury if Executive would disclose this information or use it in a manner not specifically authorized by the Company. Therefore, Executive agrees that during the Term and at all times thereafter, he will not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner trustee, beneficiary, co-venturer distributor, consultant or in any other capacity, use or disclose or cause to be used or disclosed any Confidential Information, unless and to the extent that any such information becomes generally known to and available for use by the public other than as a result of Executive's acts or omissions. Executive shall deliver to the Company at the termination of his employment and the Term, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, or the business of the Company which he may then possess or have under his control. In addition, Executive agrees that, notwithstanding the foregoing, to the extent Executive is compelled to disclose Confidential Information by lawful service of process, subpoena, court order, or otherwise compelled to do by law, Executive shall, to the extent legally permitted, provide the Company with a copy of the document(s) seeking disclosures of such information promptly upon receipt of such document(s) and prior to Executive's disclosure of any such information, so that the Company may take such action as it deems to be necessary or appropriate in relation to such subpoena or request and Executive may not disclose any such information until the Company has had the opportunity to take such action. Executive cannot be held criminally or civilly liable under any federal or state law (including trade secret laws) for disclosing a trade secret or confidential information (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, Executive may be held liable if he unlawfully accesses trade secrets or confidential information by unauthorized means. Nothing in this Agreement (A) limits, restricts or in any other way affects Executive's communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity or (B) requires Executive to notify the Company or any member of the Company about such communication.

4.4 Intellectual Property

(a)            If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) ("Works"), either alone or with third parties, at any time during Executive's employment with any member of the Company and within the scope of such employment, relating to the business of the Company and/or with the use of any the Company resources or Confidential Information ("Company Works"), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, and agrees to assign, transfer and convey, all rights, title, interest and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company (or as otherwise directed by the Company) to the extent ownership of any such rights does not vest originally in the Company. Executive hereby waives and irrevocably quitclaims to the Company or its designee any and all claims, of any nature whatsoever, that Executive now has or may hereafter have for infringement of any and all Company Works. Any assignment of Company Works includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as "moral rights," "artist's rights," "droit moral," or the like (collectively, "Moral Rights"). To the extent that Moral Rights cannot be assigned under applicable law, Executive hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

(c)            Subject to the requirements of applicable state law, if any, Company Works will not include, and the provisions of this Agreement requiring assignment of Company Works to the Company do not apply to, any Company Work which qualifies fully for exclusion under the provisions of applicable state law. In order to assist in the determination of which inventions qualify for such exclusion, Executive will advise the Company promptly in writing, during and for a period of 12 months immediately following the Term, of all inventions solely or jointly conceived or developed or reduced to practice by Executing during the Term.

(d)            Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company's expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company's rights in the Company Works. If the Company is unable for any other reason to secure Executive's signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney in fact, to act for and in Executive's behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(e)            Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with, the Company, any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company, including, without limitation, policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

4.5 Reasonable Limitation and Severability; Injunctive Relief. The parties agree that the above restrictions are (i) reasonable given Executive's role with the Company, and are necessary to protect the interests of the Company and (ii) completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for any reason whatsoever. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions contained in this Section 4 shall not render invalid or unenforceable any remaining restrictions contained in this Section 4. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 4 is too broad to be enforced as written, the parties hereby authorize the court to reform the provision to such narrower scope as it determines to be reasonable and enforceable and the parties intend that the affected provision be enforced as so amended. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach would be inadequate and the Company would suffer significant harm and irreparable damages as a result of a breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available, in addition to an award of its attorney's fees incurred in enforcing its rights hereunder. The remedies under this Agreement are without prejudice to the Company's right to seek any other remedy to which it may be entitled at law or in equity. So that the Company may enjoy the full benefit of the covenants contained in this Section 4, Executive further agrees that the restricted period shall be tolled, and shall not run, during the period of any breach by Executive of any of the covenants contained in this Section 4. It is also agreed that each member of the Company shall have the right to enforce all of Executive's obligations to that member of the Company under this Agreement, including without limitation pursuant to this Section 4. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company, or change in the nature or scope of Executive's employment or other relationship with the Company, shall operate to excuse Executive from the performance of his obligations under this Section 4.

5. GENERAL PROVISIONS

5.1 Assignment; Successors. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, "the Company" shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

5.2 Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company	Lulu's Fashion Lounge, LLC 195 Humboldt Avenue Chico, CA [*****] Attn: Naomi Beckman-Straus, General Counsel

With copies to:

Akerman LLP

201 East Las Olas Boulevard

Suite 1800

Fort Lauderdale, FL 33301

jason.oletsky@akerman.com

Attn: Jason S. Oletsky

and

H.I.G. Growth Partners — LuLu's, L.P.
500 Boylston Street, 20th Floor
Boston, MA 02116

[*****]

Attn: Evan Karp

To Executive:	David W. McCreight [*****] [*****]

5.3 Amendment and Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed by each of the parties hereto.

5.4 Non-Waiver of Breach. No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

5.5 Severability. In the event that any provision or portion of this Agreement, shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

5.6 Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to its choice of law provisions). The parties acknowledge and agree that in connection with any dispute hereunder, each party shall pay all of its own costs and expenses, including its own legal fees and expenses. The parties irrevocably consent to the jurisdiction of, and venue in, the state and federal courts in the State of Delaware, with respect to any matters pertaining to, or arising from, this Agreement, the Executive's equity awards or the Executive's employment by the Company. Notwithstanding the foregoing, in the event Executive becomes a resident of California, (i) this Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California (without regard to its choice of law provisions), and (ii) the parties agree that the provisions of Section 4.1(b) and the no-hire restriction in Section 4.1(a) shall not apply with respect to any period following the termination of Executive's service with the Company, but shall continue to apply in the event Executive's service with the Company continues after termination of this Agreement.

5.7 Waiver of Jury Trial. The parties each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

5.8 Entire Agreement. This Agreement contains all of the terms agreed upon by the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written. For the avoidance of doubt, except as provided for above, this Agreement shall supersede and replace the 2021 Agreement.

5.9 Headings. Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

5.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.

5.11 Taxes.

(a)            The Company may withhold from any payment hereunder such state, federal or local income, employment or other taxes and other legally mandated withholdings in accordance with applicable law and considering the location of the Executive's residence and the location in which he performs his duties for the Company. The Company makes no representation about the tax treatment or impact of any payment(s) hereunder.

(b)            The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (together with the regulations and other guidance promulgated thereunder, "Section 409A"), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything herein to the contrary: (i) if at the time of Executive's termination of employment with the Company, Executive is a "specified employee" as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive's termination of employment with the Company (or the earliest date as is permitted under Section 409A); (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax; (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Executive under this Agreement until Executive would be considered to have incurred a "separation from service" from the Company within the meaning of Section 409A; and (iv) each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, which constitute deferred compensation subject to Section 409A, shall be construed as a separately identified payment for purposes of Section 409A. Notwithstanding anything to the contrary herein, to the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) may not be liquidated or exchanged for other payments or benefits, and during any one year may not affect amounts reimbursable or provided in any subsequent year. Neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to Section 409A.

(c)            In the event that it is determined that any payment or distribution of any type to or for Executive's benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company's assets (within the meaning of Code Section 280G and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then such payments or distributions or benefits shall be payable to such lesser amount as would result in no portion of such payments or distributions or benefits being subject to the Excise Tax. If the Total Payments must be reduced as provided in the previous paragraph, the reduction shall occur in the following order (on a pro rata basis among payments or benefits within categories, except as provided below): (1) reduction of cash payments for which the full amount is treated as a "parachute payment" (as defined under Section 280G of the Code and the regulations thereunder); (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount in not treated as a parachute payment; (3) reduction of any continued employee benefits and (4) cancellation of any accelerated vesting of equity awards. In selecting the equity awards (if any) for which vesting will be reduced under clause (4) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of reduced Total Payments provided to Executive, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code, awards instead shall be selected in the reverse order of the date of grant. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. Executive and the Company shall furnish such documentation and documents as may be necessary for the Company's independent external accountants to perform the requisite Code Section 280G computations and analysis. The Company shall bear the costs of performing any calculations contemplated by this Section 5.11.

5.12 Clawback. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges that the Company may be entitled or required by law, the Company's policy (the "Clawback Policy") or the requirements of an exchange on which the Company's or its parent's shares are listed for trading, to recoup compensation paid to Executive pursuant to this Agreement or otherwise, and Executive agrees to comply with any such request or demand for recoupment by the Company. Executive acknowledges that the Clawback Policy may be modified from time to time in the sole discretion of the Company and without the consent of Executive.

5.13 Return of Property. Upon termination of Executive's employment with the Company for any reason, Executive shall immediately destroy, delete, or return to the Company, at the Company's option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive's possession or control that contain Confidential Information or otherwise relate to the business of the Company, and cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware, and shall otherwise return to the Company all property of the Company.

5.14 No Conflict. Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound; and (ii) Executive is not a party to or bound by an employment agreement, non-compete agreement, non-solicit agreement or confidentiality agreement with any other Person which would interfere in any material respect with the performance of his duties hereunder.

5.15 Survival. Except as otherwise expressly provided in this Agreement, all covenants, representations and warranties, express or implied, in addition to the provisions of Sections 4 and 5 of this Agreement, shall survive the termination of this Agreement.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed on the date and year first written above.

COMPANY

By:	/s/ Evan Karp
Name:	Evan Karp
Title:	Authorized Signatory

PARENT

By:	/s/ Evan Karp
Name:	Evan Karp
Title:	Authorized Signatory

[Signature Page to Employment Agreement]

EXECUTIVE

/s/ David W. McCreight
David W. McCreight

[Signature Page to Employment Agreement]

Appendix A

Board of Director Memberships

CarMax, Inc.

Wolverine World Wide, Inc.

Appendix B

Separation Agreement and Release

This Separation Agreement and Release ("Agreement") is made by and between David W. McCreight ("Executive") and Lulu's Fashion Lounge, LLC (together with its parents, subsidiaries, and any successor(s) thereto, the "Company") (collectively, referred to as the "Parties" or individually referred to as a "Party"). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of ________, 2022 (the "Employment Agreement"); and

WHEREAS, in connection with Executive's termination of employment with the Company or a subsidiary or affiliate of the Company effective __________, 20____ the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Executive's employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive's ownership of vested equity securities of the Company or one of its affiliates, Executive's right to vested benefits under any employee benefit plan of the Company or one of its affiliates, or Executive's right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the "Retained Claims").

NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 3.5 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive's execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.            Severance Payments and Benefits; Salary and Benefits. The Company agrees to provide Executive with the severance payments and benefits described in Section 3.5 of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive the Accrued Rights (as defined in the Employment Agreement), subject to and in accordance with the terms of the Employment Agreement.

2.            Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of its or their current and former officers, directors, equityholders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns, each in their capacity as such, (collectively, the "Releasees"). Executive, on Executive's own behalf and on behalf of any of Executive's affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

(a)            any and all claims relating to or arising from Executive's employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)            any and all claims relating to, or arising from, Executive's right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;

(c)            any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)            any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e)            any and all claims for violation of the federal or any state constitution;

(f)            any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)            any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h)            any and all claims for attorneys' fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive's right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive's release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company's group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive's employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive's right under applicable law and any Retained Claims. This release further does not release claims for breach of Section 3 or Section 4 of the Employment Agreement or prevent Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).

3.            California General Release. Executive acknowledges that he may discover facts different from or in addition to those which Executive now knows or believes to be true and that this Agreement shall be and remain a California General Release. Executive acknowledges that he may discover facts different from or in addition to those which Executive now knows or believes to be true and that this Agreement shall be and remains effective in all respects notwithstanding such different or additional facts or the discovery thereof. Executive hereby expressly waives any and all rights and benefits conferred upon him by the provisions of Section 1542 of the Civil Code of the State of California, and/or any analogous law of any other state. Section 1542 states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive expressly agrees and understands that the release given by him pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which Executive may have against the Company.

4.            Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive's execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

5.            Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

6.            No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

6.            Notice; Governing Law; Counterparts. This Agreement shall be subject to the provisions of Sections 5.2, 5.6, and 5.10 of the Employment Agreement.

7.            Effective Date. Executive has seven days after Executive has signed this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date.

8.            Trade Secrets; Whistleblower Protections. In accordance with 18 U.S.C. §1833, notwithstanding anything to the contrary in this Agreement, the Employment Agreement, or any other agreement between Executive and the Company or any of its subsidiaries in effect as of the date Executive receives this Agreement (together, the "Subject Documents"): (a) Executive will not be in breach of the Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive's attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Furthermore, the Parties agree that nothing in the Subject Documents prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation or releases or restrains Executive's right to receive an award for information provided to any such government agencies. Furthermore, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.

9.            Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive's claims against the Company and any of the other Releasees, except as otherwise provided in this Agreement. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive's own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Dated:
David W. McCreight

COMPANY

Dated:	By:
Name:
Title: